EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. Reports Record Pre-Tax Earnings for the Third Quarter and Record Earnings for the First Nine Months of 2007

CHARLOTTESVILLE, Va., Oct. 18, 2007 (PRIME NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that net income for the quarter ended September 30th, 2007 was $467 thousand, a 52% increase compared to $307 thousand during the third quarter of 2006.

Income before tax was $636 thousand during the quarter ended September 30, 2007 compared to $307 thousand during the quarter ended September 30, 2006 and $594 thousand for the second quarter of 2007. Net income for the second quarter of 2007 included a tax benefit of $53 thousand. Net income this quarter included tax expense of $169 thousand.

Net interest income was $2.7 million for the third quarter of 2007, up 89% from $1.4 million in the third quarter of 2006. Non-interest income was $224 thousand during the third quarter of 2007, compared to $50 thousand during the same quarter of the prior year. The growth in non-interest income was largely attributable to two factors. First, account maintenance and deposit service fees grew from $42 thousand during the third quarter of 2006 to $88 thousand in the third quarter of 2007, reflecting the impact of the increased number of accounts due in part to the acquisition of 1st Service Bank in the fourth quarter of 2006. Second, Sonabank purchased a bank owned life insurance (BOLI) policy during the first quarter of 2007 which, combined with a second policy purchased in July 2007 generated income of $121 thousand during the third quarter of 2007. The Bank owned no BOLI during the third quarter of 2006.

For the nine months ended September 30, 2007 net income was $1.6 million, up 153% from $628 thousand for the first three quarters of 2006.

Net interest income was $7.8 million during the nine months ended September 30, 2007 compared to $4.0 million during the comparable period the prior year. Non-interest income rose 207% from $168 thousand in the first three quarters of 2006 to $516 thousand in the first nine months of 2007.

Despite the rapid growth of the Bank's assets and the addition of a branch in Warrenton and a loan production office in Richmond, the Company's operating expenses were well controlled and rose 80% from $3.2 million to $5.7 million during the nine month period. As a result, the efficiency ratio benefited by declining to 69.27% during the first nine months of 2007 from 76.25% during the first nine months of 2006.

Total assets of Southern National Bancorp of Virginia were $346.6 million as of September 30, 2007 up from $290.6 million as of December 31, 2006. Net loans grew from $201.8 million at the end of 2006 to $240.1 million at September 30, 2007. Investment securities, available for sale and held to maturity, grew to $62.1 million at September 30, 2007 compared to $56.5 million at December 31, 2006. Prepayments on both residential mortgage loans and securities comprised of residential mortgage loans slowed substantially from the second quarter due to the uncertainty in the residential mortgage market.

Allowance for Loan Losses

Southern National Bancorp of Virginia's allowance for loan losses increased by $440 thousand to $3.2 million at September 30, 2007. As a percentage of total loans at September 30, 2007 the allowance was 1.30%, compared to 1.33% at year end 2006.

Other Real Estate Owned

Other real estate owned declined from $4.0 million as of June 30, 2007 to $3.9 million as of September 30, 2007 as one residential property acquired through foreclosure during the second quarter was sold and was replaced by another residential property acquired through foreclosure during the third quarter.

Loan Portfolio

The composition of our loan portfolio shifted from the year ending December 31, 2006 to the end of the third quarter 2007:

                               September 30, 2007   December 31, 2006
                               ------------------   -----------------
                                           (in thousands)

 Mortgage loans on real
  estate
   Commercial                       $  81,406           $  69,338
   Construction, land
     and other                         46,847              35,822
   Residential 1-4 family              53,434              63,141
   Multi-family residential             7,969               3,720
   Equity lines of credit               8,143              10,509
                                  -----------          -----------
     Total real estate loans          197,799             182,530
 Commercial loans                      43,615              19,581
 Consumer loans                         2,321               2,861
                                  -----------          -----------
       Gross loans                    243,735             204,972
 Less: unearned income
   on loans                              (473)               (428)
                                  -----------          -----------
 Loans, net of unearned
  income                            $ 243,262            $ 204,544
                                  ===========          ===========

The balance of equity lines of credit and consumer loans both declined. Those are not key business segments for Sonabank and are not expected to be in the future.

Commercial loans grew 123% from December 31, 2006 to September 30, 2007 as Sonabank benefitted from being able to add relationships from two larger banks in our footprint who decided to exit our marketplace.

Commercial mortgages grew 17% from December 31, 2006 to September 30, 2007. Many of our commercial mortgages are owner occupied. The local commercial real estate market in our market area is stable so far.

Our residential 1-4 family portfolio also declined. This loan segment is not a strategic objective going forward since Sonabank is not in the business of originating residential mortgages, and most of our residential mortgage loans resulted from our acquisition of 1st Service Bank last December. Since our acquisition of 1st Service, rapid prepayments in the acquired residential portfolio were expected, since it is comprised predominantly of 5/1 hybrid adjustable rate mortgages (ARMs) which typically repay as they approach their interest rate adjustment dates. In the first half of 2007, prepayments on the residential loans acquired from 1st Service were $9.1 million, consistent with expectations. In the third quarter, prepayments dropped to $2.1 million impacted by public disruptions in the refinancing market. As a result, during the quarter, the single family portfolio declined to $53.4 million.

As noted above, most of our residential mortgage loans resulted from our acquisition of 1st Service Bank and are predominantly in the Northern Virginia market where, although median sales prices are below the peak levels of two years ago, local area prices have generally risen or held their own in the past twelve months:

                     Sonabank    Reported     Reported       Reported
                     9/30/2007    Median       Median         Median
 County/            Outstanding  Sale Price   Sale Price     Sale Price
 Municipality         Balance   August 2007  August 2006    August 2005
 ------------         -------   -----------  -----------    -----------
                                    (in thousands)

 Fairfax  (1)         $18,860       $479          $469         $500
 Prince William (1)     8,267       $363          $373         $390
 Loudoun (1)            3,583       $445          $487         $506
 Alexandria (1)         3,472       $455          $440         $449
 Arlington (1)          2,631       $528          $420         $490
 Wash. D.C. (1)         2,216       $395          $397         $435
 Charlottesville (2)    1,847       $280          $237         $240
 Virginia - other       9,201               Data not available
 Maryland               2,772               Data not available
 Other                  1,067               Data not available

 Total (3)            $53,916

 (1) Source of Median Sale Prices: Washington Regional Information
     Systems

 (2) Source of Median Sale Prices: Charlottesville Area Association of
     Realtors Mid-Year Market Report. Data is for the first half of
     2007, 2006 and 2005.

 (3) Before deduction for discounts on loans in the amount of $482 thousand.

The economy of the Washington metropolitan area remains strong. During August the unemployment rate fell to 3%, the lowest jobless rate of any metropolitan area in the country. The unemployment rate was 3.3% in August 2006.

Despite the stable local economy we have begun to see a higher level of delinquencies in the residential mortgage portfolio. During the third quarter of 2007 Sonabank had one foreclosure. At September 30, 2007 there was one residential mortgage loan that was 60 days past due, and we may have to foreclose.

Sonabank categorizes all of its loans according to the industry in which the borrower operates. Management and the Board review credit concentrations quarterly. The five largest concentrations are as follows:

                                                    September 30, 2007
                                                    ------------------

 Land subdivision                                     $ 27.6 million
 Lessors of non-residential, buildings                $ 17.7 million
 Lessors of residential buildings and dwellings       $  7.9 million
 Water and sewer line and related construction        $  5.5 million
 Site preparation contractors                         $  5.4 million

The largest concentration continues to be $27.6 million in land subdivision. The remainder is diversified among three different markets as follows:

    Charlottesville and adjacent Counties     $  12.3 million
    Richmond and adjacent Counties            $   4.1 million
    West Virginia                             $   2.3 million

Interest Sensitivity

Given its business model Sonabank is asset sensitive. Our commercial loans, acquisition and development loans, construction loans and SBA loans are predominantly priced to a spread over prime. Commercial real estate loans are generally fixed for 3 to 5 years.

On the liability side of the balance sheet we have a large segment of our funding which floats; however, the prime rate loans reprice virtually immediately, but the liabilities reprice only at maturity resulting in a lag which can adversely affect net interest income when interest rates decline.

The 50 basis point decrease in the federal funds target rate during the third quarter may have a short-term negative impact on our net interest margin. Further cuts in the fourth quarter would be constraining on net interest income, until the liabilities reprice.

Securities Portfolio

In the securities portfolio the Bank experienced slowing prepayments similar to those in the residential mortgage loan portfolio on those securities where the underlying collateral is hybrid ARMs. Principal repayments on the hybrid ARM mortgage-backed securities were $1.9 million during the third quarter of 2007 and $2.1 million on collateralized mortgage obligations during the same period. That compared to $4.3 million and $3.3 million respectively during the first half of 2007. In June when the yield curve steepened and yields improved on intermediate term securities the Bank also purchased $6.9 million of conventional 15 year Fannie Mae and Freddie Mac pass-through securities to offset anticipated accelerating prepayments on the hybrid ARM securities in the portfolio and to diminish the Bank's asset sensitivity. On the liability side the opportunities were greater. We committed to $20 million in 5/1 convertible advances during the quarter at an average rate during the first year of 4.10%.

Non-interest bearing deposits were down at September 30, 2007 to $17.9 million from $19.2 million at December 31, 2006.

Interest bearing deposits rose from $196.6 million as of December 31, 2006 to $222.3 million at September 30, 2007.

Total stockholders' equity increased from $68.2 million as of December 31, 2006 to $69.9 million at September 30, 2007 as a result of the retention of earnings.

Southern National Bancorp of Virginia is the holding company for Sonabank N.A.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

              Southern National Bancorp of Virginia, Inc.
                       Charlottesville, Virginia
 --------------------------------------------------------------------
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
 --------------------------------------------------------------------
 (in thousands)
                                           September 30,  December 31,
                                               2007          2006
                                            ------------ ------------
 Assets
 Cash and cash equivalents                   $    1,648   $    8,126
 Investment securities-available for sale        28,193       20,882
 Investment securities-held to maturity          33,947       35,623
 Stock in Federal Reserve Bank and Federal
  Home Loan Bank                                  3,646        2,446
 Loans receivable, net of unearned income       243,262      204,544
 Allowance for loan losses                       (3,166)      (2,726)
                                            ------------ ------------
   Net loans                                    240,096      201,818
 Intangible assets                               12,762       15,017
 Bank premises and equipment, net                 3,609        3,499
 Bank-owned life insurance                       12,702           --
 Other assets                                    10,002        3,163
                                           -------------  -----------
   Total assets                              $  346,605   $  290,574
                                            ============ ============

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                $   17,858   $   19,216
 Interest-bearing deposits                      222,253      196,588
 Borrowings                                      34,356        5,033
 Other liabilities                                2,282        1,510
                                            ------------ ------------
   Total liabilities                            276,749      222,347
 Stockholders' equity                            69,856       68,227
                                            ------------ ------------
   Total liabilities and stockholders'
    equity                                   $  346,605   $  290,574
                                            ============ ============
 --------------------------------------------------------------------

              Condensed Consolidated Statements of Income
                              (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                 For the Quarters      For the Nine
                                      Ended            Months  Ended
                                   September 30,       September 30,
                                  2007      2006      2007      2006
                                --------  --------  --------  --------

 Interest and dividend income   $  5,549  $  2,717  $ 15,651  $  7,165
 Interest expense                  2,879     1,305     7,868     3,148
                                --------  --------  --------  --------
  Net interest income              2,670     1,412     7,783     4,017
 Provision for loan losses           270        80       845       366
                                --------  --------  --------  --------
  Net interest income after
   provision for loan losses       2,400     1,332     6,938     3,651
                                --------  --------  --------  --------
 Account maintenance and
  deposit service fees                88        42       238       128
 Income from bank-owned life
  insurance                          121        --       202        --
 Other                                15         8        76        40
                                --------  --------  --------  --------
  Noninterest income                 224        50       516       168
                                --------  --------  --------  --------
 Employee compensation and
  benefits                           872       527     2,463     1,556
 Premises, furniture and
  equipment                          388       168     1,135       495
 Other expenses                      728       380     2,151     1,140
                                --------  --------  --------  --------
  Noninterest expense              1,988     1,075     5,749     3,191
                                --------  --------  --------  --------
  Income before income taxes         636       307     1,705       628
 Income tax expense                  169        --       116        --
                                --------  --------  --------  --------
  Net income                    $    467  $    307  $  1,589  $    628
                                ========  ========  ========  ========

                         Financial Highlights
                              (Unaudited)
 --------------------------------------------------------------------
 (Dollars in thousands except per share data)

                             For the Quarters     For the Nine Months
                                  Ended                 Ended
                               September 30,         September 30,
                              2007       2006       2007      2006
                           ---------  ---------  ---------  ---------
 Per Share Data (1):
 Earnings  per share -
  Basic                    $    0.07  $    0.08  $    0.23  $    0.16
 Earnings  per share -
  Diluted                  $    0.07  $    0.08  $    0.23  $    0.16
 Book value per share                            $   10.28  $    8.55
 Tangible book value
  per share                                      $    8.40  $    7.86
 Weighted average shares
  outstanding - Basic      6,798,547  3,850,000  6,798,547  3,850,000
 Weighted average
  shares outstanding -
  Diluted                  6,872,658  3,921,617  6,885,083  3,924,133
 Shares outstanding
  at end of period                               6,798,547  3,850,000

 Selected Performance
  Ratios and Other Data:
 Return on average
  assets                        0.56%      0.80%      0.69%      0.60%
 Return on average
  equity                        2.66%      3.72%      3.08%      2.58%
 Yield on earning
  assets                        7.51%      7.41%      7.49%      7.21%
 Cost of funds                  4.80%      4.64%      4.80%      4.23%
 Cost of funds
  including non-interest
  bearing deposits              4.46%      4.38%      4.45%      3.96%
 Net interest margin            3.61%      3.85%      3.73%      4.04%
 Efficiency ratio              68.69%     73.53%     69.27%     76.25%
 Net charge-offs to
  average loans                 0.00%      0.00%      0.19%      0.00%
 Amortization of
  intangibles              $     182  $     108  $     545  $     326
 --------------------------------------------------------------------

                                                     As of
                                           September 30,  December 31,
                                               2007          2006
                                           ---------------------------

 Nonaccrual loans                            $     --       $      --
 Other real estate owned                        3,946              --
                                           ------------  -------------
 Total nonperforming assets                  $  3,946       $      --
 Allowance for loan losses to total loans        1.30%           1.33%
 Nonperforming assets to allowance for
  loan losses                                  124.64%           0.00%
 Nonperforming assets to total assets            1.14%           0.00%
 Stockholders' equity to total assets           20.15%          23.48%
 Tangible stockholders' equity to total
  tangible assets                               17.10%          19.31%
 Intangible assets:
  Goodwill                                   $  8,713       $  10,423
  Core deposit intangible                       4,049           4,594
   Total                                     $ 12,762       $  15,017

 (1) Reflects 10% stock dividend declared April 19, 2007.

CONTACT:  Southern National Bancorp, NASDAQ Symbol SONA
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          Website: www.sonabank.com
          rporter@sonabank.com